Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces First Quarter 2009 Earnings; Declares Dividend

Norfolk, Va.: April 27, 2009 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the first quarter 2009. Net income, after tax, for the quarter ended March 31, 2009 was $181,000, or $0.08 per diluted share, compared to net income, after tax, of $47,000, or $0.02 per diluted share, for the first quarter of 2008.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Our results from the first quarter of 2009 reflect the continuing success of our business strategy. As I have stated many times over the past few years, we expect our expenses to remain somewhat stable and our net income to grow commensurate with our asset growth.

“In the first quarter of 2009, our noninterest expense actually declined slightly and both our net interest income and our net income increased significantly compared to the first quarter of 2008.

“Notwithstanding the challenging economic environment, our nonperforming assets were only 0.07% of assets at March 31, 2009. While our nonperforming assets as a percentage of assets have been less than 0.10% at the end of each calendar quarter since January 1, 2008, we cannot expect this record to remain unbroken throughout the current recession. We will be vigilant and aggressive in our efforts to recognize and deal with problem loans that might arise. This aggressive approach to problem loans provides transparency to our stockholders and permits the Bank to execute its business strategy without the inevitable distraction that occurs from an accumulation of nonperforming assets.”

Comparison of Operating Results for the Three Months Ended March 31, 2009 and 2008

Overview. The Company’s pretax income was $243,000 for the first quarter of 2009, compared to a pretax income of $82,000 for the first quarter of 2008, an increase of $161,000. Compared to the first quarter of 2008, net interest income increased by $262,000, provision for loan losses increased by $55,000, noninterest income decreased by $88,000, and noninterest expense decreased by $42,000. Net income, after tax, was $181,000, or $0.08 per diluted share, for the three months ended March 31, 2009, compared to a net income, after tax, of $47,000, or $0.02 per diluted share, for the three months ended March 31, 2008.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $262,000 in the first quarter of 2009 compared to the first quarter of 2008. This increase in net interest income was primarily attributable to a 40 basis point increase in the net interest spread, from 2.79% for the three months ended March 31, 2008 to 3.19% for the three months ended March 31, 2009. In addition, between the comparable quarters, average interest-earning assets increased by $35.1 million, which more than offset an increase of $24.5 million increase in average interest-bearing liabilities. Net interest margin decreased by 6 basis points, from 3.69% in the first quarter of 2008 to 3.63% in the first quarter of 2009.

Provision for Loan Losses. The provision for loan losses in the first quarter of 2009 was $55,000, compared to no provision for loan losses in the first quarter of 2008. In the first quarter of 2009 there were net recoveries of $2,000 and the balance of nonperforming loans at March 31, 2009 was $24,000.

Noninterest Income. Total noninterest income decreased by $88,000, from $249,000 in the first quarter of 2008 to $161,000 in the first quarter of 2009, largely attributable to a $45,000 decrease in gains on the sale of loans and a $15,000 decrease in service charges on deposit accounts.

Noninterest Expense. Total noninterest expense decreased by $42,000, from $2.05 million in the first quarter of 2008 to $2.0 million in the first quarter of 2009. This decrease in noninterest expense was driven primarily by a $66,000 decrease in courier expense and a $21,000 decrease in compensation expense, partially offset by increases in professional fees and FDIC insurance of $32,000 and $28,000, respectively. Compensation expense decreased notwithstanding $48,000 in compensation expense related to the repricing of certain employee stock options effected in the first quarter of 2009.

First quarter 2009 professional fee expense related to stock option repricing and grants, the amendment of the Company’s stock option plan, and the amendment to the Chief Executive Officer’s employment agreement totaled approximately $31,000.

Income Taxes. The Company’s income tax expense for the first quarter of 2009 was $62,000, which represented an effective tax rate of 25.3%, compared to income tax expense of $35,000 for the first quarter of 2008, which represented an effective tax rate of 43.0%. The lower effective tax rate for the first quarter of 2009 was primarily attributable to a $48,000 tax benefit resulting from an increase in nonqualified stock options related to certain of the stock options that were repriced in the first quarter of 2009. The effective tax rate in the first quarter of 2008 was due to a higher percentage of net non-deductible items relative to pre-tax income.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $34.1 million, or 14.5%, from $236.0 million at March 31, 2008 to $270.1 million at March 31, 2009. The increase in assets resulted primarily from a $23.0 million, or 59.2%, increase in the balance of investment securities and a $16.7 million, or 10.4%, increase in the ending balance of loans held for investment.

Funds Sold and Investment Securities. Total federal funds sold and investment securities available for sale were $67.8 million at March 31, 2009, compared to $55.4 million at March 31, 2008. The Company currently endeavors to minimize investment in federal funds sold due to its low yield, which was an average of 9 basis points during the first quarter of 2009.

Loans. Loans held for investment, net, at March 31, 2009 were $176.7 million, which represents an increase of $16.7 million, or 10.4%, from the loan balance of $160.0 million at March 31, 2008.

Asset Quality. The Company’s total nonperforming assets increased to $202,000, or 0.07% of assets, at March 31, 2009, compared to $36,000, or 0.02% of assets, at March 31, 2008, attributable to an increase in the balance of other real estate owned.

Deposits. Driven by continued growth in core deposits, total quarter-ending deposit balances increased by $15.3 million, or 7.6%, from $201.5 million at March 31, 2008 to $216.8 million at March 31, 2009. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $13.9 million, or 9.3%, from $149.4 million at March 31, 2008 to $163.3 million at March 31, 2009. Certificates of deposits increased by $1.4 million between the two three-month periods.

Average total deposits increased by $33.6 million, or 18.4%, from $182.5 million during the three months ended March 31, 2008 to $216.1 million during the three months ended March 31, 2009. Average core deposits increased by $33.2 million between the comparable quarters.

Borrowed Funds. Borrowed funds increased by $18.4 million, from $7.1 million at March 31, 2008 to $25.5 million at March 31, 2009. A $17.6 million increase in the balance of overnight FHLB advances was utilized to supplement the funding of the Company’s asset growth. The average cost of FHLB overnight advances during the first quarter of 2009 was 54 basis points.

Capital. Stockholders’ equity increased by $600,000, or 2.3%, from $25.5 million at March 31, 2008 to $26.1 million at March 31, 2009. Stockholders’ equity increased primarily as a result of a $275,000 increase in retained earnings and a $205,000 increase in additional paid-in capital.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

Dividend

On April 22, 2009, Heritage’s Board of Directors declared a $0.06 per share dividend on Heritage’s common stock. The dividend will be paid on May 15, 2009 to shareholders of record on May 4, 2009.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At March 31,
	2009	2008
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$9,671	$6,322
Federal funds sold	6,036	17,255

Cash and cash equivalents	15,707	23,577
Securities available for sale, at fair value	61,721	38,182
Securities held to maturity, at cost	—	576
Loans, net
Held for investment, net of allowance for loan losses	176,722	160,038
Held for sale	—	279
Accrued interest receivable	689	725
Stock in Federal Reserve Bank, at cost	324	313
Stock in Federal Home Loan Bank of Atlanta, at cost	1,493	668
Premises and equipment, net	12,210	10,618
Other real estate owned	178	—
Other assets	1,077	1,022

Total assets	$270,121	$235,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest-bearing	$58,974	$60,940
Interest-bearing	157,788	140,531

Total deposits	216,762	201,471

Federal Home Loan Bank Advances	22,550	5,000
Securities sold under agreements to repurchase	2,917	2,062
Other borrowings	—	50
Accrued interest payable	209	304
Other liabilities	1,586	1,594

Total liabilities	244,024	210,481

Stockholders’ equity
Common stock, $5 par value - authorized
3,000,000 shares; issued and outstanding: 2,279,252 shares at
March 31, 2009; 2,278,652 shares at March 31, 2008	11,396	11,393
Additional paid-in capital	6,415	6,210
Retained earnings	7,531	7,256
Accumulated other comprehensive income, net	755	658

Total stockholders’ equity	26,097	25,517

Total liabilities and stockholders’ equity	$270,121	$235,998

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31
	2009	2008
	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,209	$2,517
Taxable investment securities	566	463
Nontaxable investment securities	—	13
Dividends on FRB and FHLB stock	5	18
Interest on federal funds sold	1	39
Other interest income	10	2

Total interest income	2,791	3,052

Interest expense
Deposits	602	1,056
Borrowings	39	108

Total interest expense	641	1,164

Net interest income	2,150	1,888

Provision for loan losses	55	—

Net interest income after provision for loan losses	2,095	1,888

Noninterest income
Service charges on deposit accounts	92	107
Gains on sale of loans held for sale, net	—	45
Net gains on sale of investment securities	—	5
Late charges and other fees on loans	12	11
Other	57	81

Total noninterest income	161	249

Noninterest expense
Compensation	1,051	1,072
Data processing	127	135
Occupancy	219	214
Furniture and equipment	160	149
Taxes and licenses	67	68
Professional fees	127	95
Marketing	26	37
Telephone	29	26
Stationery and supplies	22	20
FDIC insurance	34	6
Other	151	233

Total noninterest expense	2,013	2,055

Income before provision for income taxes	243	82

Provision for income taxes	62	35

Net income	$181	$47

Earnings per common share
Basic	$0.08	$0.02

Diluted	$0.08	$0.02

Dividends per share	$0.06	$0.06

Weighted average shares outstanding - basic	2,279,252	2,278,652
Effect of dilutive stock options	10,401	18,333

Weighted average shares outstanding - assuming dilution	2,289,653	2,296,985

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2009	2008
Financial ratios
Annualized return on average assets	0.28%	0.08%
Annualized return on average equity	2.84%	0.74%
Average equity to average assets	10.04%	11.43%
Equity to assets, at period-end	9.66%	10.81%
Net interest margin	3.63%	3.69%

Per common share
Earnings per share - basic	$0.08	$0.02
Earnings per share - diluted	$0.08	$0.02
Book value per share	$11.45	$11.20
Dividends declared per share	$0.06	$0.06

Common stock outstanding	2,279,252	2,278,652
Weighted average basic shares outstanding	2,279,252	2,278,652
Weighted average diluted shares	2,289,653	2,296,985

Asset quality
Nonaccrual loans	$16	$—
Accruing loans past due 90 days or more	8	36

Total nonperforming loans	24	36

Other real estate owned, net	178	—

Total nonperforming assets	$202	$36

Nonperforming assets to total assets	0.07%	0.02%

Allowance for loan losses
Balance, beginning of period	$1,652	$1,400
Provision for loan losses	55	—
Loans charged-off	(8)	—
Recoveries	10	92

Balance, end of period	$1,709	$1,492

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.96%	0.92%